CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated April 26, 2017, relating to the financial statements and financial highlights, which appear in the February 28, 2017 Annual Reports on Form N-CSR of JPMorgan California Municipal Money Market Fund, JPMorgan New York Municipal Money Market Fund, JPMorgan Prime Money Market Fund, JPMorgan Tax Free Money Market Fund, JPMorgan 100% U.S. Treasury Securities Money Market Fund, and JPMorgan Federal Money Market Fund (each a separate series of JPMorgan Trust I). We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

June 28, 2017